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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, and to all references to our Firm, into the Company's previously filed registration statements as follows:

FILE NUMBER    FILE DESCRIPTION

333-39414      Form S-8 regarding the Company's Stock-Related Benefit Plans

333-48684      Form S-8 regarding the Company's Cash Compensation Deferral Plan

333-54790      Form S-3 regarding the Company's Universal Shelf Registration
               Statement

333-34974      Post-Effective Amendment No. 1 on Form S-3 to Registration State-
               ment on Form S-4 regarding shares of the Company's Class A common stock issuable upon exercise of warrants assumed in connection with the merger with Concentric Network Corporation


/s/ Arthur Andersen LLP
Vienna, Virginia
March 28, 2001